EXHIBIT A
                                  UNITED STATES
                          NUCLEAR REGULATORY COMMISSION
                           WASHINGTON, D.C. 20555-0001


                                 March 17, 1997


Mr. Jack D. Woodard
Senior Vice President -
       Nuclear Operations
Georgia Power Company
P. O. Box 1295
Birmingham, Alabama  35201

SUBJECT: ISSUANCE OF AMENDMENTS - EDWIN I. HATCH NUCLEAR PLANT, UNITS 1 AND 2
         (TAC NOS. M84534 AND M84535)

Dear Mr. Woodard:

The Nuclear Regulatory Commission has issued the enclosed Amendment No. 203 to Facility Operating License No. DPR-57 and Amendment No. 144 to Facility Operating License NPF-5 for the Edwin I. Hatch Nuclear Plant, Units 1 and 2. The amendments consist of changes to the Facility Operating Licenses, Technical Specifications, and the Environmental Protection Plan in response to your application dated September 18, 1992, as supplemented October 6, 8, 15, 23, and November 13 and 20, 1992, March 5, May 24, June 10, and December 20, 1993, April 6 and July 28, 1995, and September 11, October 1, December 13, 19, and 23, 1996.

The amendments modify the Facility Operating Licenses, Technical Specifications, and Environmental Protection Plan to add Southern Nuclear Operating Company, Inc., as operator of the facility, with exclusive responsibility and control over its physical construction, operation, and maintenance.

The transfer of any right under the operating licenses is subject to NRC approval in accordance with 10 CFR 50.80(a). This approval is given in the enclosed Order Approving Transfer of Licenses, which must be implemented within 60 days of its date of issuance, otherwise it shall become null and void. However, upon written application and for good cause shown this date may be extended. The Order is being forwarded to the Office of the Federal Register for publication.

J. D. Woodard                               - 2 -




A copy of the related Safety Evaluation is also enclosed. A Notice of Issuance will be included in the Commission's biweekly Federal Register notice.


                            Sincerely,

                            /s/Kahtan N. Jabbour

                            Kahtan N. Jabbour, Senior Project Manager
                            Project Directorate II-2
                            Division of Reactor Projects - I/II
                            Office of Nuclear Reactor Regulation

Docket Nos. 50-321 and 50-366

Enclosures:       1.       Amendment No. 203 to DPR-57
                  2.       Amendment No. 144 to NPF-5
                  3.       Safety Evaluation
                  4.       Order

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